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                                                                    Exhibit 21.1

                       LIST OF SUBSIDIARIES OF THE COMPANY
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Except as otherwise indicated, each subsidiary was incorporated in the State of
Delaware.

     Fidata Corporation
     AM Development Limited
     AM General Development Corp.
     IMED Corporation
     IMED Nominee, Inc.
     IMED Pty. Ltd. (Australia)
     IMED Canada Ltd. (Canada)
     IMED Ltd. (United Kingdom)
     IMED Medizintechnik GmbH (Germany)
     IMED Ireland (Ireland)
     IMED Holding Co. Ltd. (British Virgin Islands)
     Fidata Trust Company New York (New York)


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